EXHIBIT 10.1

Rabobank Nederland Shanghai Branch
Date:	6 May 2008	Address: 19F, HSBC Tower
To:	Henan Zhongpin Food Share Co., Ltd.	1000 Lujiazui Ring Road
	21 Changshe Road, Changge City, Henan	Pudong New Area, Shanghai, 200120
Telephone: (86) 21 5886 9886
Telefax: (86) 21 2893 4700

Term Loan Facility

Dear Sirs,

We are pleased to inform you that Rabobank Nederland Shanghai Branch (the “Lender”) is prepared to make available the following committed term loan to you for your capital expenditure requirement and refinancing of your existing secured debt of no less than RMB30,000,000.- (the “Purpose”) but not for any other purpose subject to the terms and conditions as stipulated in this letter (the “Facility Letter”) and in our standard General Commercial Agreement (as amended from time to time, the “GCA”).

BORROWER

Henan Zhongpin Food Share Co., Ltd. (the “Borrower” and “Mortgagor”)

CORPORATE GUARANTORS

Anyang Zhongpin Food Co., Ltd. (the “Corporate Guarantor A”)
Zhumadian Zhongpin Food Ltd (the “Corporate Guarantor B”)

(each a “Corporate Guarantor”, collectively, the “Corporate Guarantors”)

FACILITY

Up to Renminbi (“RMB”) 80,000,000.- (RMB Eighty Million ) available for a 3-year committed term loan facility (the “Term Loan”).

Under this Facility Letter, the following terms shall be defined and interpreted as follows:

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for banking business in Shanghai and the PRC; and

“PRC” means the People’s Republic of China, which for purpose of this Facility Letter, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

"Break Costs" means the amount (if any) by which:

the interest which the Lender should have received pursuant to the terms of this Facility Letter for the period from the date of receipt of the advance to the last day of the current interest period in respect of the advance, had the principal amount received been paid on the last day of that interest period.

exceeds:

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current interest period.

“Group Company” shall mean the Borrower and the Corporate Guarantors, and each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies;

"Holding Company" means, in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary of; and

"Subsidiary" means, in relation to any company or corporation, a company or corporation:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

SUPPORT/COLLATERAL

A joint and several corporate guarantee duly executed by the Corporate Guarantors in favor of the Lender for an aggregate amount of no less than the Facility amount plus interest, charges and expenses, including but not limited to any shortfall incurred by the Lender in exchange rate fluctuation (the “Corporate Guarantee”).

DRAWDOWN PERIOD

Drawdown will be available in RMB. Subject to satisfactory completion of the conditions precedent, multiple drawings are allowed until the date falling three (3) months from the date of the acceptance of this Facility Letter (the “Drawdown Period”). Any amounts undrawn at the end of the Drawdown Period will be cancelled.

FINAL MATURITY DATE

The Facility shall terminate thirty-six (36) months from the first drawdown date (the “Final Maturity Date”); or if that day is not a Business Day, on the next succeeding Business Day thereafter unless it falls in the next calendar month in which case it shall terminate on the immediate preceding Business Day.

REPAYMENT/PREPAYMENT

1. The repayment of the outstandings under the Facility shall be made as follows:

Repayment Date	Repayment Amount Amount (if the Facility is fully drawn) / percentage of the outstanding amount (if the Facility is not fully drawn)

24 months after the first drawdown date	RMB20,000,000.-. / 25%
30 months after the first drawdown date	RMB30,000,000.- / 37.5%
36 (Final Maturity Date)	RMB30,000,000.- /37.5%

2 Prepayment is allowed subject to the following conditions:

a.	Prepayment is in a minimum amount of RMB1,000,000.-, and an integral multiple of RMB1,000,000.- or an amount agreed by the Lender;

b.
Any prepayment shall be made together with accrued interest on the amount prepaid and subject to thirty (30) days’ prior written notice to the Lender and Break Costs (if any) to be absorbed by the Borrower;

c.	All prepayment is subject to the Lender’s prior consent;

d.	Any amount repaid cannot be re-drawn or re-borrowed.

FEE AND BILL COMMISSION

Arrangement fee:	a non-refundable fee at 0.5% flat on the Facility amount which shall be paid upon the acceptance of this Facility Letter.

INTEREST FOR TERM LOAN FACILITY

100% of the interest rate issued by the People’s Bank of China (the “PBOC”) for loans with such a term as the corresponding tenor of the advances made under this Facility Letter (in absence of such rate, it shall be determined by the Lender in accordance with common practice).

The interest shall be calculated on the basis of actual number of days elapsed in a year of 360 days.

If any sum is not paid when due, that sum shall bear overdue interest at a rate determined by the Lender in accordance with the relevant penalty interest issued by the PBOC for the Term Loan from the due date to the date when actual payment is received in full by the Lender.

If the Borrower does not use the Facility in accordance with the Purpose, the Borrower shall forthwith on demand, pay to the Lender a penalty interest for the sum used for other purposes at a rate above the interest rate of such advances.

The penalty interest for overdue payment and/or sum used for other purposes may be compounded at the Lender’s sole discretion in accordance with PRC law.

If the Borrower is mandatorily prohibited by law from paying interest at the agreed rate or the rate as determined by the Lender, the Borrower shall pay interest at the maximum rate permitted by law (which maximum rate may vary from time to time).

The repayment of principal and payment of interest shall be made in RMB.

SPECIAL CONDITIONS:

For Term Loan:

1.	The minimum drawing amount for each advance shall be RMB1,000,000.- and has to be in integral multiples of RMB1,000,000.- or an amount agreed by the Lender;

2.	All accrued interest is to be paid in full at the end of the interest period;

3.	No advance shall have a maturity date beyond the expiry date (if any) of the Corporate Guarantee;

4.	No interest period shall extend beyond the expiry date (if any) of the Corporate Guarantee;

5.	All amounts including principal, accrued interest, fees and charges shall be repaid fourteen (14) days before the expiry date (if any) of the Corporate Guarantee;

6.	The interest period can either be three (3) or six (6) months as selected by the Borrower and agreed by the Lender. No interest period may overrun the Final Maturity Date;

7.
The interest payment shall be due every three months or quarterly as regulated by PBOC, and shall be adjusted as necessary so that the interest payment shall be due on the 21st day of the last month of each quarter and/or the last day of the interest period, in either case if such day is not a day on which banks are open for business in the PRC (a “PRC Business Day”), then the interest payment shall be due on the next following PRC Business Day. If the interest period or interest payment date for RMB facilities are otherwise regulated by the PBOC, then the interest period or interest payment date shall be determined by the Lender in accordance with such regulation;

8.
Prepayment is allowed in a minimum amount of RMB1,000,000.-, and an integral multiple of RMB1,000,000.-, or an amount agreed by the Lender. Any prepayment shall be made together with accrued interest on the amount prepaid and subject to thirty (30) days’ prior written notice to the Lender and Break Costs (if any) to be absorbed by the Borrower;

9.	Written notice of drawing must be given to the Lender three (3) Business Days prior to the date of drawing.

CONDITIONS PRECEDENT

The Facility will be available subject to no event of force majeure in existence and the receipt of all security documents as required under SUPPORT/COLLATERAL and the following that are in form and substance satisfactory to the Lender:

1.	This Facility Letter and the GCA (where applicable) duly signed and executed by the authorized signatories of the Borrower and the Corporate Guarantors;

2.
Resolutions of the Board of Directors and/or the resolutions of the shareholders’ meeting (where applicable) of the Borrower approving the borrowing on the terms of the Facility Letter and authorising a named representative or representatives to execute this Facility Letter, the GCA and any related documents on its behalf;

3.
Resolutions of the Board of Directors and/or the resolutions of the shareholders’ meeting (where applicable) of the Mortgagor approving the borrowing on the terms of the Facility Letter and authorising a named representative or representatives to execute this Facility Letter and any related documents on its behalf;

4.
Resolutions of the Board of Directors and/or the resolutions of the shareholders’ meeting (where applicable) of each of the Corporate Guarantors approving to provide the Corporate Guarantee and authorising a named representative or representatives to execute this Facility Letter and the Corporate Guarantee and any related documents on its behalf;

5.
A certified true and updated copy of the Borrower’s, the Mortgagor’s and each of the Corporate Guarantors’ current enterprise legal person business licence (Zhen Ben and Fu Ben), certificate of approval (where applicable), organization code certificate and tax registration certificate ;

6.
A certified true and updated copy of the articles of association and any other constitutional documents of the Borrower, the Mortgagor and of each of the Corporate Guarantors at the Lender’s discretion;

7.
Certified true and updated copy of i) directors and shareholders list of the Borrower and of each of the Corporate Guarantors; ii) identity cards/passports of the directors of the Borrower and of each of the Corporate Guarantors; iii) directors list of the Borrower’s shareholder(s), which own(s) above 10% shareholding of the Borrower, together with the directors’ certified true and updated copy of identity cards/passports; and iv) the business license, certificate of approval(where applicable), organization code certificate and tax registration certificate of the Borrower’s shareholder(s) which own(s) above 10% shareholding of the Borrower;

8.	Certified true and updated copy of identity cards/passports of the authorized signatory(ies) of the Borrower and of each of the Corporate Guarantors;

9.	Evidence of payment of all stamp duty payable in respect of this Facility Letter;

10.
Certified true and updated copy of the Borrower’s and each of the Corporate Guarantors’ PBOC credit registration card with card number(s) and password(s) and other data or information which are required for the Lender to access and service the bank credit register and consulting system established by the PBOC;

11.	Authenticated specimen signatures of the Borrower’s authorized signatory(ies) and copies of the Lender’s standard account opening documentation signed by the Borrower (if applicable);

12.	Such other documents as may be required by the Lender from time to time.

FURTHER DOCUMENTS AND EVIDENCE TO BE DELIVERED

1.
Evidence of completion of any approval, registration and/or other formalities in relation to this letter and the Corporate Guarantee with the relevant PRC governmental agencies as required by any applicable laws and regulations;

2.
A first legal charge over the land at (“Pledged Land”) together with the building erected or to be erected thereon (the “Pledged Building”, together with the Pledged Land, collectively the “Pledged Property”) to be entered into by and between the Borrower as mortgagor (the “Mortgagor”) and the Lender for the Borrower’s obligations under the Facility in the form and substance agreed between the Mortgagor, the Borrower and the Lender for the Pledged Land (the “Land Mortgage”) and the Pledged Building (the “Building Mortgage”, together with the Land Mortgage, collectively the “Property Mortgage”);

3.
Submission of a valuation appraisal report (to be prepared by a valuer acceptable to the Lender) denoting the market value of the Pledged Property of no less than RMB80 Million in form and substance satisfactory to the Lender.

4.
Resolutions of the Board of Directors and/or the resolutions of the shareholders’ meeting (where applicable) of the Mortgagor approving to provide the Property Mortgage and authorising a named representative or representatives to execute Property Mortgage and any related documents on its behalf;

5.
an assignment of insurances in agreed form entered into or to be entered into between the Mortgagor and Lender pursuant to which, among other things, the Mortgagor grants security to the Lender over all insurances of the Pledged Property (“Assignment of Insurances”) via the application of the Facility;

6.	registration certificate of the Property Mortgage issued by the relevant local construction bureau and local land bureau (as applicable);

7.	a legal opinion prepared by a PRC lawyer acceptable to the Lender pertaining to the enforceability of the Property Mortgage and Assignment of Insurances; and

8.	Such other documents as may be required by the Lender from time to time.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower, the Mortgagor and the Corporate Guarantors (where applicable) represents, which representations shall be deemed to be repeated on each day on which any sum remains owing by the Borrower to the Lender, that:

1.	it is duly incorporated and validly existing under the laws of the PRC has complied with all laws and regulations to which it is subject;

2.	it has full power and authority, and has obtained all necessary approvals, registrations and licences to enable it, to enter into this Facility Letter and the Corporate Guarantee;

3.	all information provided to the Lender is true and correct in all respects;

4.	the Lender has been supplied with an up-to-date copy of its constitutional documents and confirm the continuous validity thereof;

5.
there has been no material adverse change in its financial and operations conditions since 31 December 2006 which would affect its ability to meet its obligations hereunder or under the Corporate Guarantee (as the case may be); and

6.	no security interest exists over any of its assets or revenue except as notified in writing to the Lender.

UNDERTAKINGS AND COVENANTS

(A) Each of the Borrower and of the Corporate Guarantors (where applicable) hereby undertakes:

1.	to ensure that the above Facility is only used for the Purpose as permitted by the Lender;

2.
to ensure that its payment obligations (including those arising from ordinary course of trade business) due to its Group Company and any shareholder(s) will be subordinated to its obligations due to the Lender under this Facility Letter and the Borrower will assist the Lender in obtaining a subordination or similar agreement from its Group Companies in favor of the Lender within the time limit agreed by the Lender;

3.	that, subject to clause 2 above, it will ensure that its obligations hereunder will at all time rank pari passu with all other present and future unsecured and unsubordinated obligations;

4.
that save for all encumbrances existing before the grant of the facility which shall have been notified in writing to the Lender and those encumbrances which will be created in favour of the Lender, the Borrower, the Mortgagor and the Corporate Guarantors shall not create any security (howsoever described but excluding security arising by operation of law in the ordinary course of business) in favour of any other entity or person without the prior written permission of the Lender;

5.	that there is no substantial change to the general nature of its business from that carried on at the date of this letter;

6.
(i) that it will not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset;

(ii) Paragraph (i) above does not apply to any sale, lease, transfer or other disposal made in the ordinary course of business on an arms length basis of the disposing entity; or of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

7.	that it will not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction which may have a material adverse effect in the sole opinion of the Lender;

8.	to maintain an adequate insurance coverage over fixed assets;

9.
to deliver to the Lender certified true copies of its (i) half-year un-audited (and consolidated if any) accounts/interim results within ninety (90) days from the half-year end of each financial year; (ii) its annual audited (and consolidated, if any) financial statements as soon as practicable and not later than one hundred and twenty (120) days after each fiscal year; and (iii) such other information as the Lender may request;

10.
to notify the Lender promptly of the occurrence of any event (including an Event of Default as defined in the GCA) which might affect the Borrower’s ability or the Mortgagor’s ability or the Corporate Guarantor’s ability to perform its obligations hereunder or the Mortgagor’s ability to perform its obligations under the Property Mortgage or the Corporate Guarantor’s ability to perform its obligations under the Corporate Guarantee or any change in the ultimate shareholding or control of the Borrower or of the Corporate Guarantors;

11.	that the Borrower will continue to own a 100% shareholding (directly or indirectly) in each of the Corporate Guarantors;

12.	that any change above 10% in the shareholding structure of the Borrower or of the Corporate Guarantor is subject to the Lender’s prior written consent;

13.	the consolidated CAPEX (including acquisition) should be less than RMB400,000,000.- throughout the life of the Facility;

14.	the consolidated contingent liabilities should be i) less than RMB400,000,000.- for the financial year of 2008; and ii) less than RMB300,000,000.- for the financial years thereafter;

15.
that the Mortgagor shall deliver to the Lender each of the documents and evidence referred to under FURTHER DOCUMENTS AND EVIDENCE TO BE DELIVERED in this letter and enter into i) the Land Mortgage over the Pledged Land on or before three (3) months from the acceptance of the Facility Letter; ii) the Building Mortgage over the Pledged Building on or before 31 December 2008;

(B) The Borrower hereby undertakes that:

1.	its ratio of debt to net worth shall be less than 0.8x throughout the life of the Facility;

2.
its ratio of debt to EBIDTA shall be less than (i) 3x for the financial year of 2008 ; (ii) 2.5x for the financial year of 2009; (iii) 2x for the financial year of 2010; and (vi) 1.8x for the financial year of 2011 and thereafter; .

3.	its Interest Coverage Ratio shall be greater than 6x throughout the life of the Facility;

4.	its Tangible Net Worth shall be no less than RMB900,000,000.- throughout the life of the Facility;

5.	that its inter-company indebtedness shall always be less than RMB500,000,000.-throughout the life of the Facility except for the loans against inventory;

6.
that 70% of its consolidated EBITDA should be generated by the Borrower and/or the Corporate Guarantors; if fails, the Lender has the right to restructure the Facility by requesting additional borrower(s) and/or guarantor(s) accompanied by execution all such documents (within thirty (30) days thereafter) and do all such acts as are necessary to cause such entity to execute the Lender’s facility letter and/or guarantee form, and all other documents and do all such acts as are necessary or appropriate for such entity to become a borrower and/or a guarantor hereunder;

7.	that its dividends payment shall be less than 50% of its retained earnings throughout the life of the Facility;

Testing of the relevant items in section (A) and (B) shall be carried out semi-annually by reference to the relevant financial statements delivered to the Lender under clause 9 under Section (A) above).

For the purposes of this Facility Letter, the following definitions shall apply:

EBITDA is defined as operating earnings before interest, taxes, depreciation and amortization;

Interest Coverage Ratio is defined as EBITDA/interest paid;

Tangible Networth is defined as networth minus intangibles;

CAPEX is defined as net investment in fixed assets plus net investment in financial assets.

EVENTS OF DEFAULT

The following sub-clauses shall be considered as Events of Default. If:

1.	the Borrower and/or the Corporate Guarantor fails to pay any sum due under this letter; or

2.
any representation made by the Borrower and/or the Corporate Guarantor and/or the Mortgagor in or in connection with this letter or any certificate, statement or document delivered or made by the Borrower and/or the Corporate Guarantor and/or the Mortgagor pursuant hereto proves to have been incorrect or inaccurate in any material respect when made; or

3.	the Borrower and/or the Corporate Guarantor and/or the Mortgagor fails to perform or observe any provision or undertakings or covenants of this letter; or

4.
the Borrower and/or the Mortgagor and/or the Corporate Guarantor (or any of its parent company or subsidiaries) takes corporate action or applies to any court for its winding-up or the appointment of a liquidator, administrator or receiver or similar officer of all or any part of its assets; or

5.
any encumbrancer takes possession, or a liquidator, administrator, receiver or similar officer is appointed to all or any material part of the undertaking or assets of the Borrower and/or the Mortgagor and/or the Corporate Guarantor (or any of its parent company or subsidiaries) or any liquidation, bankruptcy, insolvency, re-organization or similar material proceedings are instituted by or against the Borrower and/or the Mortgagor and/or the Corporate Guarantor (or any of its parent company or subsidiaries) ; or

6.
at any time it becomes unlawful for the Borrower and/or Mortgagor and/or the Corporate Guarantor to perform any of its obligations hereunder or under the Property Mortgage or under the Corporate Guarantee; or

7.
if the Borrower and/or the Corporate Guarantor (or any of its parent company or subsidiaries) ceases or threatens to cease to carry on the whole or a substantial part of its business, or the Borrower and/or the Corporate Guarantor (or any of its parent company or subsidiaries) stops or threatens to stop payment of, or is unable to, or admits inability to pay its debts as they fall due, or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or is adjudicated or found bankrupt or insolvent or a moratorium is threatened or declared in respect of any of its indebtedness; or

8.	at any time the Property Mortgage is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective; or

9.
any event or series of events occurs which in the reasonable opinion of the Lender may materially and adversely affect the ability of the Borrower and/or the Mortgagor and/or the Corporate Guarantor to comply with its obligations as expressed in this Letter or in the Equipment Mortgage or in the Corporate Guarantee; or

10.
any other indebtedness (including under any guarantee or similar obligations) of the Borrower (or any of its parent company or subsidiaries) and/or the Mortgagor and/or the Corporate Guarantor (or any of its parent company or subsidiaries) (a) is not paid when due or within any applicable grace period granted in any agreement or instrument relating to that financial indebtedness or; (b) becomes due and payable or becomes capable of being declared due and payable before its normal maturity by reason of a default or event of default, howsoever described.

then in any such cases and at any time thereafter the Lender may, by written notice to the Borrower, declare the outstanding principal amount of the Facility, together with accrued interest thereon and any other sums payable hereunder, to be immediately due and payable whereupon the same shall become so payable.

TAXES

All payments to be made by the Borrower, the Corporate Guarantor and the Mortgagor (as the case may be) hereunder shall be made free and clear of and without deduction for or on account of any present or future taxes of any nature now or hereafter imposed unless the Borrower and the Mortgagor and the Corporate Guarantor (as the case may be) are compelled by law to make payment subject to such taxes, in which case the sum payable by the Borrower and the Mortgagor and the Corporate Guarantor (as the case may be) in respect of which deduction or withholding is required to be made shall be increased to the extent necessary that the Lender receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

INCREASED COSTS

If at any time the Lender shall be of the opinion that the effect of the enactment or introduction of, or any change in, any applicable law or regulation (whether or not having the force of law) or compliance with any law, regulation or directive from any governmental or regulatory authority or the interpretation or application thereof is to increase the amount of capital required or expected to be maintained by the Lender (or any corporation controlling the Lender) or to increase the cost to the Lender of maintaining the Facility by an amount which in either case the Lender deems material, or the effective return to the Lender of its capital is reduced, the Lender shall notify the Borrower to that effect and thereupon the Borrower shall pay the Lender such amount as the Lender specifies is necessary to compensate it for such increased cost or reduced return.

ILLEGALITY

If at any time after the date hereof by reason of any introduction of or change in any applicable law, regulation or regulatory requirement it becomes unlawful or otherwise prohibited for the Lender to allow to remain outstanding under the Facility made by it then the Lender shall, promptly after becoming aware of the same, deliver to the Borrower a certificate to that effect. The Lender shall not thereafter be obliged to maintain the Facility; and, if the Lender so requires, the Borrower shall on such date as the Lender shall have specified (being the latest date by which the relevant law requires that the same be repaid) repay the outstanding amount under the Facility made by the Lender to it with accrued interest thereon.

ASSIGNMENT AND TRANSFER

The Borrower, the Mortgagor and the Corporate Guarantors may not assign, transfer, novate or in any dispose of any of its right and/or obligations under this Facility Letter or the Corporate Guarantee. The Lender may assign or otherwise transfer or grant participations in all or any part of its rights under this Facility Letter to any other bank or financial institution.

GENERAL

Out of pocket expenses

All expenses related to the Facility including, but not limited to legal fees and out-of-pocket expenses shall be borne by the Borrower; and such expenses shall be reimbursed by the Borrower regardless of whether or not the transaction contemplated herein is actually completed or this Facility Letter is signed.

Language

This Facility Letter is written in English only.

Standard Form Documents

The Lender makes use of standard form documents to facilitate the provision of its services to customers, such as the Borrower, in relation to standard facilities and transactions, such as this Facility Letter.

The Lender recommends that the Borrower, the Mortgagor and the Corporate Guarantors review any standard form documents and in particular, those provisions which are relevant to the specific service or transaction which is to be provided by, or entered into with, the Lender. This recommendation by the Lender extends to any standard form documents and includes, but is not limited to, any supplement, amendment, addition or side agreement made to or in connection with this Facility Letter.

If any queries arise in relation to the provisions of any standard form documents, please contact the Lender so that the relevant provisions can be explained in further detail.

GOVERNING LAW AND JURISDICTION

This Facility Letter and the execution hereof are governed by and shall be construed in accordance with the laws of the PRC.

Any dispute, controversy or claim which may arise out of or in connection with this Facility Letter shall be settled through friendly consultations and if failure in settling the disputes through friendly consultations within thirty (30) days after one party has served written notice on the other party requesting the commencement of such consultations, either party may submit the dispute to the competent court in Shanghai for judgement in accordance with the terms of this Facility Letter and the GCA.

Without prejudice to the rights of the Lender as described above, each of the Borrower, the Mortgagor and the Corporate Guarantors expressly acknowledges that any breach of the terms and conditions or representations and warranties as stipulated in the Facility shall constitute an Event of Default as defined in the GCA.

GCA shall be deemed as an integral part of this Facility Letter and shall have the same legal force as this Facility Letter.

Please indicate your acceptance of the above terms and conditions by signing and returning to us the duplicate of this Facility Letter on or before 30 May 2008, after which date this offer shall lapse. This Facility shall become effective after it has duly signed by you and the Lender.

We are pleased to be of service to you and look forward to a mutually beneficial relationship.

Yours faithfully,
For and on behalf of
RABOBANK NEDERLAND SHANGHAI BRANCH

_/s/ Yang Wang__________________	_/s/ Petrus Bressers_____________
Yang Wang	Petrus (Patrick) Bressers
General Manager	Chief Risk & Operating Officer

We, as Borrower and Mortgagor, hereby agree and accept the above-mentioned terms and conditions for the captioned Facility.

For and on behalf of
Henan Zhongpin Food Share Co., Ltd.

/s/ Zhu Xiaowei
Authorised Signatory(ies) with company chop
Name(s): Zhu Xiaowei
Date:

We, as Corporate Guarantors, hereby jointly and severally agree and accept the above-mentioned the terms and conditions for the captioned Facility.

For and on behalf of
Anyang Zhongpin Food Co., Ltd.

/s/ Jing Jiangtao
Authorised Signatory(ies) with company chop
Name(s): Jing Jiangtao
Date:

For and on behalf of
Zhumadian Zhongpin Food Ltd.

/s/ Jing Jiangtao
Authorised Signatory(ies) with company chop
Name(s): Jing Jiangtao
Date: